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                                                                    EXHIBIT 99.1

                                    LUMINEX

             LUMINEX CORPORATION REPORTS 2004 THIRD QUARTER RESULTS
                         REVENUES UP 17% OVER PRIOR YEAR


Austin, TX - October 21, 2004 / PR Newswire-FirstCall / -- Luminex Corporation (Nasdaq: LMNX) today announced its financial results for the quarter ended September 30, 2004.

Revenue for the third quarter of 2004 was $8.4 million, compared with $7.1 million in the third quarter of 2003, an increase of 17%. Net loss for the third quarter of 2004 was $1.2 million or ($0.04) per share, compared with a net loss of $0.8 million or ($0.03) per share in the third quarter of 2003. The gross margin percentage was 42% of revenue for the third quarter of 2004 as compared with 40% for the third quarter of 2003.

The cash and cash equivalents balance at September 30, 2004 was $36.3 million, a reduction of $3.2 million from the December 31, 2003 balance of $39.5 million. Working capital increased from $45.5 million at December 31, 2003 to $45.7 million at September 30, 2004.

Revenue for the third quarter of 2004 consisted of $4.3 million from the sale of 177 Luminex systems, $2.1 million from the sale of consumables, $0.9 million of royalties and $1.1 million of other revenue. Other revenue includes training revenue, shipping revenue, extended service contract sales, miscellaneous part sales, amortized license fees and other special project revenue.

Year to date through September 30, 2004, revenue was $26.8 million and net loss was $2.4 million or ($0.08) per share, as compared with revenue of $17.9 million and a net loss of $3.6 million or ($0.12) per share for the corresponding period in 2003. On a percentage basis, total year to date revenue has increased by approximately 50% over the corresponding prior year period.

"Our operating results for the quarter were encouraging despite a slight compression in revenue quarter to quarter. In particular, our 12-month moving average of consumable sales improved for the eighth straight quarter to $2.1 million. Additionally, royalty revenue grew approximately 23% quarter to quarter and 117% year over year, demonstrating continued acceptance and utilization of our technology in the marketplace. Furthermore, gross margin improved 550 basis points from the second quarter contributing to a relatively flat operating loss sequentially," said Patrick Balthrop, CEO and President.

"Since joining the team in May I have immersed myself in the business to better understand our competitive advantages and market opportunities. I am happy to announce that the management team and I are near completion of this assessment. We expect to conduct a webcast on December 8, 2004 detailing our strategy to lead this great company into the future. We are working hard to create a focused business, and one better suited to generate long-term shareholder value," added Balthrop.

Luminex will host a conference call to discuss the results for the third quarter of 2004 and other matters at 5:00 p.m. Eastern Daylight Time on Thursday, October 21, 2004. The call will be



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available via live webcast at http://www.luminexcorp.com. Simply log on to the web at the address above and access the Investor Relations link. A replay will be available on the Company's website.

Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company's xMAP technology is a microsphere-based array system capable of multiplexing up to 100 different tests in a single well with as little as 50ul of sample. The open-architecture platform is based on the principles of flow cytometry and delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company's proven xMAP technology is already in use in research and diagnostic laboratories as well as major pharmaceutical, diagnostic and biotechnology companies worldwide. Further information on Luminex Corporation or xMAP technology can be obtained on the Internet at http://www.luminexcorp.com.

Statements made in this earnings release that express Luminex's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements. It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex's products, the Company's dependence on strategic partners for development, commercialization and distribution of products, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle, Luminex's ability to scale manufacturing operations, potential shortages of components, competition, the timing of regulatory approvals and any modification of the Company's operating plan in response to its ongoing evaluation of its business, as well as the risks discussed under the heading "Risk Factors" in Luminex's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:     Harriss T. Currie
             Chief Financial Officer
             (512) 219-8020

                              -see attached tables-


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                              LUMINEX CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     September 30,   December 31,
                                                         2004           2003
                                                     -------------   ------------
                                                      (unaudited)
                             ASSETS
Current assets:
    Cash and cash equivalents ....................     $  36,320      $  39,480
    Accounts receivable, net .....................         5,432          5,227
    Inventory, net ...............................         9,729          5,178
    Prepaid and other ............................           649            839
                                                       ---------      ---------

    Total current assets .........................        52,130         50,724

Property and equipment, net ......................         1,480          1,657
Other ............................................           918            913
                                                       ---------      ---------

Total assets .....................................     $  54,528      $  53,294
                                                       =========      =========

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued liabilities .....     $   5,111      $   3,895
    Deferred revenue .............................         1,276          1,307
                                                       ---------      ---------

    Total current liabilities ....................         6,387          5,202
Deferred revenue .................................         2,908          3,257
                                                       ---------      ---------

Total liabilities ................................         9,295          8,459
                                                       ---------      ---------

Stockholders' equity:
    Common stock .................................            31             30
    Additional paid-in capital ...................       131,351        125,169
    Deferred stock compensation ..................        (3,354)            --
    Accumulated other comprehensive loss .........           (80)           (74)
    Accumulated deficit ..........................       (82,715)       (80,290)
                                                       ---------      ---------

    Total stockholders' equity ...................        45,233         44,835
                                                       ---------      ---------

Total liabilities and stockholders' equity .......     $  54,528      $  53,294
                                                       =========      =========



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                               LUMINEX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            Three Months Ended          Nine Months Ended
                                               September 30,              September 30,
                                           ---------------------     ---------------------
                                             2004         2003         2004         2003
                                           --------     --------     --------     --------
                                                (unaudited)               (unaudited)
Revenue ...............................    $  8,359     $  7,119     $ 26,825     $ 17,863
Cost of revenue .......................       4,818        4,275       15,895       11,602
                                           --------     --------     --------     --------
    Gross profit ......................       3,541        2,844       10,930        6,261
Operating expenses:
    Research and development ..........         949          688        2,894        2,400
    Selling, general and administrative       3,905        3,010       10,813        9,566
                                           --------     --------     --------     --------
    Total operating expenses ..........       4,854        3,698       13,707       11,966
                                           --------     --------     --------     --------
Loss from operations ..................      (1,313)        (854)      (2,777)      (5,705)
    Other income, net .................         162           93          365          299
    Settlement of litigation ..........          --           --           --        1,840
    Income taxes ......................          (5)          --          (13)          --
                                           --------     --------     --------     --------
Net loss ..............................    $ (1,156)    $   (761)    $ (2,425)    $ (3,566)
                                           ========     ========     ========     ========
Net loss per share, basic and diluted .    $  (0.04)    $  (0.03)    $  (0.08)    $  (0.12)
                                           ========     ========     ========     ========
Shares used in computing net loss
     per share, basic and diluted .....      30,813       29,829       30,649       29,670
                                           ========     ========     ========     ========

EBITDA (A) ............................    $ (1,095)    $   (590)    $ (2,113)    $ (4,848)
                                           ========     ========     ========     ========

(A) - Management believes that EBITDA is a meaningful measurement of operating performance as it excludes certain charges that we believe are not indicative of our core operating results and therefore provides a useful measurement to compare our performance with our competitors in the biotechnology products and services industry. However, the calculation of EBITDA has no basis in Generally Accepted Accounting Principals ("GAAP"). The presentation of this non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.


       A reconciliation to operating loss, a corresponding measure under GAAP is as follows:

       Loss from operations .............  $ (1,313)    $   (854)    $ (2,777)    $ (5,705)
       Add: Depreciation and Amortization       218          264          664          857
                                           --------     --------     --------     --------

       EBITDA ...........................  $ (1,095)    $   (590)    $ (2,113)    $ (4,848)
                                           ========     ========     ========     ========